Exhibit 99.1

April 7, 2020

Dear Shareholder,

The COVID-19 global epidemic is causing an unprecedented impact on the global biopharmaceutical community. In light of the important objectives ahead of us, we felt it was important to provide an update to our shareholders on the impact of the pandemic on CorMedix’s operations and objectives.

Most importantly, we are committed to the health and safety of our employees. In mid-March, we transitioned all personnel to work from home. We are very proud of our entire team as we have transitioned seamlessly and continue to build and expand on our commercialization strategy. CorMedix continues to be open for business.

Additionally, we continue to work diligently on securing regulatory approval of Neutrolin® in the US to prevent life-threatening CRBSIs in hemodialysis patients and are continuing to progress with our rolling submission as we had discussed during our most recent conference call on March 16. We are grateful to FDA for its continuing cooperation and note that a rolling submission of the New Drug Application (NDA) is designed to expedite the review process for products being developed to address an unmet medical need. As of this writing, we are not aware of any FDA-specific timing challenges that might delay their action on our NDA, but as we mentioned in our March 16 press release we are aware that FDA has limited both its international and domestic travel, and for the most part is working remotely except for efforts focused on COVID-19 related matters. We still believe we are on schedule for potential approval of the NDA during the second half of 2020, however we cannot predict whether the disruptions incurred by FDA will ultimately result in a delay.

We also continue to add critical staff to prepare for Neutrolin’s approval and commercialization. We anticipate senior staff hirings during April, in market access and medical affairs, and more are planned going forward.

I would like to thank our employees for their tireless efforts during this time, and I would also like to thank you, our shareholders, for your continued support. We remain firmly focused on executing on our strategy and commercializing Neutrolin in the US upon receiving FDA approval.

Wishing you health and safety during these times,

Yours sincerely,

/s/ Khoso Baluch

Khoso Baluch

Chief Executive Officer

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path, including whether a second Phase 3 clinical trial for Neutrolin will be required; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.